Exhibit 99.2

For immediate release

Endeavour International Corporation Announces

Closing of $440 Million Senior Secured First Lien Term Loan and Forbearance Agreement with Noteholders

Houston, TX – October 1, 2014 – Endeavour International Corporation (NYSE: END) (LSE: ENDV) today announced the closing of a $440 million senior secured term loan (the “Credit Agreement”) with an annual interest rate of LIBOR plus 10% (with a LIBOR floor of 1%), that matures on January 2, 2017. The proceeds of the financing were used to repay the balance outstanding under the Company’s existing credit agreement, dated as of January 24, 2014, to repay in full certain monetary production payments issued by the Company’s wholly-owned subsidiary, Endeavour Energy UK Limited (“EEUK”), to repay all reimbursement obligations outstanding with respect to the Company’s existing LC Procurement Agreement, dated as of January 24, 2014, to provide cash collateral under the terms of a new LC Issuance Agreement entered into by certain subsidiaries of the Company (pursuant to which Credit Suisse AG has agreed to issue letters of credit for EEUK’s account to secure decommissioning obligations in connection with certain of its United Kingdom Continental Shelf Petroleum Production Licenses), for payment of related expenses and to provide additional liquidity to the Company.

The Company also announced that the Company and certain of its subsidiaries have entered into forbearance agreements (the “Forbearance Agreements”) with holders of a majority of its 12% First Priority Notes due 2018, 12% Second Priority Notes due 2018 and 6.5% Convertible Senior Notes due 2016 (collectively, the “Notes”). As previously announced by the Company, the Company did not make the September 2, 2014 interest payments due on the Notes, triggering a 30-day grace period that ends on October 1, 2014. Because the interest payments are not being made during the grace period, an event of default will occur under each series of Notes. Under the terms of the Forbearance Agreements, the noteholders have agreed to forbear from exercising remedies against the Company arising from the interest payment defaults and, with respect to the First Priority Notes and Second Priority Notes, arising with respect to the Credit Agreement. The forbearance period is scheduled to expire at 11:59pm on October 7, 2014.

The Company remains engaged in discussions with representatives of certain holders of its various classes of indebtedness, including the holders of Notes, regarding a debt restructuring plan that would be affected by the Company pursuant to a chapter 11 filing. No assurances can be given, however, that such discussions will result in an agreement for a debt restructuring plan. Under the terms of the Credit Agreement, neither a chapter 11 filing, nor the failure by the Company to pay the interest due on the Notes, will result in an event of default thereunder.

About Endeavour International Corporation

Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development or energy reserves in the North Sea and United States. For more information, visit www.endeavourcorp.com.

Forward-looking Statements

This press release contains certain “forward-looking statements,” as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Endeavour. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions as a result of certain risk factors. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as to management’s plans, assumptions and expectations as of the date hereof. Please refer to Endeavour’s Annual Report on Form 10-K for year ended December 31, 2013 filed with the SEC on March 17, 2014, Form 10-K/A filed on March 21, 2014 and other filings for a discussion of material risk factors. Endeavour disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

SOURCE Endeavour International Corporation

Endeavour – Investor Relations, Darcey Matthews, 713-307-8711